Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208958

PARKERVISION, INC.

10,859,023 SHARES OF COMMON STOCK

This prospectus covers up to 10,859,023 shares of our common stock that may be offered for resale or otherwise disposed of by the selling shareholders set forth in “Selling Shareholders” beginning on page 14 of this prospectus, including their pledgees, assignees or successors-in-interest. The shares were sold by us in a private placement consummated on December 23, 2015.

We will not receive any proceeds from the sale or other disposition of the shares by the selling shareholders.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On January 15, 2016, the last reported sale price of our common stock was $0.27.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 8 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2016

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	8
NOTE ON FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
SELLING SHAREHOLDERS	14
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	18

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 18 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” and “our” mean ParkerVision, Inc.

PROSPECTUS SUMMARY

Company Summary

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency, or “RF,” technologies and products for use in semiconductor circuits for wireless communication products. We believe our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

Recent Developments

Private Placement

On December 18, 2015, we entered into a securities purchase agreement with certain accredited investors, which provided for the sale of 10,859,023 shares of our common stock at a price of $0.19 per share. In addition, we entered into a subscription agreement pursuant to which one of our directors agreed to purchase an aggregate of 208,333 shares of our common stock at a purchase price of $0.24 per share. We closed the sales on December 23, 2015. The aggregate gross proceeds from the offerings was approximately $2,100,000. The total number of shares sold represented 11.2% of our issued and outstanding shares of common stock immediately prior to the entry into the agreements.

Litigation

ParkerVision vs. Qualcomm, Inc.

In October 2013, a jury in the United States District Court of the Middle District of Florida awarded us $172.7 million in damages in a patent infringement action filed against Qualcomm Incorporated, or “Qualcomm,” in July 2011, or the “Qualcomm I Action.” The jury also found that Qualcomm did not prove its claims of invalidity for any of the eleven claims of the four patents in the case. On June 20, 2014, a final district court ruling was issued in which the court denied Qualcomm’s motion to overturn the jury’s verdict regarding patent validity but granted Qualcomm’s motion to overturn the jury’s verdict of infringement. We appealed this decision to the U.S. Court of Appeals for the Federal Circuit. Qualcomm filed a counter-appeal on the issues of validity and damages. On July 31, 2015, the appellate court issued its opinion, upholding the district court’s determination of non-infringement. In addition, the appellate court overturned the district court’s decision on validity, ruling that ten of the eleven patent claims in the case were invalid. On September 14, 2015, we filed a petition for a rehearing on the infringement decision with respect to the one claim that was not invalidated by the court, or “Claim 27 of the ‘518 Patent.” On October 2, 2015, our petition for rehearing was denied. We plan to file a petition with the United States Supreme Court to request a review of this decision.

ParkerVision vs. Qualcomm, HTC, and Samsung

In August 2014, we served a complaint in the United States District Court of the Middle District of Florida against Qualcomm, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., and Samsung Telecommunications America, LLC, or, collectively, the “Defendants,” seeking unspecified damages and injunctive relief for infringement of eleven of our patents, or the “Qualcomm II Action.” In November 2014, certain of the Defendants filed counterclaims of non-infringement and invalidity for all patents in the case. In January 2016, the court granted the parties’ joint motion to dismiss claims related to six of the patents in the case. A claim construction hearing was held on August 12, 2015 although the court has not yet issued its ruling with regard to claim construction. Discovery in the case is ongoing and a trial start date is scheduled for November 2016.

RPX and Farmwald vs. ParkerVision

In mid-2014, RPX Corporation and Michael Farmwald, or, collectively, the “Petitioners,” filed petitions for Inter Partes review, or “IPR,” with the Patent Trial and Appeal Board of the United States Patent and Trademark Office, or the “PTAB,” seeking to invalidate eleven claims included in the four patents in our Qualcomm I Action, as well as a number of additional claims related to those same four patents. In December 2014, the PTAB issued a decision to institute trial on three of the four petitions which included nine of the eleven claims in the Qualcomm I Action and excluded Claim 27 of the ‘518 Patent. In January 2015, the PTAB denied institution of trial for the fourth petition which included one of the eleven claims in the Qualcomm I Action. As a result of the appellate court’s decision in July 2015 invalidating ten of the eleven claims in the Qualcomm I Action, we determined not to pursue defense of the remaining claims under the three outstanding IPRs. On October 22, 2015, the PTAB dismissed these three cases.

Qualcomm Inc. and Qualcomm Atheros, Inc. vs. ParkerVision

On August 27, 2015, Qualcomm, Inc. and Qualcomm Atheros, Inc. filed an aggregate of ten petitions for IPR with the PTAB seeking to invalidate certain claims related to three of the eleven patents asserted in our Qualcomm II Action. In December 2015, we filed preliminary responses to nine of these petitions, opting not to file a preliminary response to one petition that relates to a claim that has been dismissed from the Qualcomm II action.

ParkerVision vs. Apple, LG, Samsung and Qualcomm

In December 2015, we filed a complaint with the United States International Trade Commission, or the “ITC,” identifying Apple Inc., LG (LG Electronics, Inc., LG Electronics U.S.A., Inc., and LG Electronics MobileComm U.S.A., Inc.), Samsung (Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, and Samsung Semiconductor, Inc.), and Qualcomm as potential respondents The complaint requests that the ITC institute an investigation into the proposed respondents’ infringing imports and sales and bar the potential respondents from continuing to import and sell their infringing products in the United States. We have also filed a complaint against the proposed respondents in the United States District Court for the Middle District of Florida alleging infringement of four of our patents. The accused products include the Apple iPhone 6, the Apple iPad Air 2, the Samsung Galaxy S6, and the LG G3, among others. Many of the accused products include infringing technology manufactured by Qualcomm and incorporated by Apple, Samsung, and LG.

General Development of Business

Our business has been primarily focused on the development, marketing and legal enforcement of our RF technologies for mobile and other wireless applications. Our technologies represent among other things, unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of transmitters, receivers, and transceivers as well as other related RF communications functions. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal. We have developed these and a number of additional innovations which are protected by the intellectual property we have secured in various patent families for RF and related functions in RF-based communications.

Prior to 2005, our business was primarily focused on our receiver, or d2d, technology. Our business plan included efforts to license the technology as well as the development and sale of retail wireless networking products that incorporated the d2d technology.

In 2005, we exited our retail business activities in order to better focus on our licensing efforts and on product and component development, manufacturing and sales. This strategy coincided with the introduction of a new family of wireless technologies, the transmit, or d2p, technology family. Our primary target market became the mobile handset industry and over the next several years we focused our marketing and sales efforts within this industry.

In 2007, we entered into a licensing and engineering services agreement with VIA Telecom, Inc., or “VIA,” a CDMA baseband provider, under the terms of which VIA had the right to manufacture devices based on our technology and pay us a per unit royalty for the license. However, the license also provided us with the right to manufacture and sell such devices ourselves to third parties. Starting in 2009, because VIA had not manufactured any royalty-producing devices under this agreement, we began working with VIA on the joint development of reference platforms that incorporated our RF products and VIA’s baseband processors without the exchange of intellectual property rights. We also worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers. Starting in 2010, we modified our circuit layout and packaging to meet design requirements of specific VIA customers. In 2013, we entered into a formal development agreement with VIA whereby we would compensate VIA for the resources required for their development and ongoing support and maintenance of the custom interfaces between our products for a specific customer. Pursuant to the agreement, VIA completed the development of the custom interface for certain of its baseband processors. In 2014, we terminated our formal development agreement with VIA prior to VIA’s completion of the interface to its latest model baseband processor due to the uncertainty of the specific customer’s future use of the VIA baseband in its products.

We also continued to follow leads outside of our primary target market. As a result, in 2007, we entered into a license agreement with ITT Corporation, or “ITT,” for our d2p technology. From 2008 to 2010, we provided ITT with a development/demonstration platform, supported ITT in marketing our technology to their customers and seeking funding for product development, and provided subcontract services to ITT under a government contract for a transceiver application for military products. Ultimately, ITT did not manufacture any royalty-producing devices under this agreement. Since 2011, we have not been actively engaged in product development or other activities with ITT.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted. Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider. Accordingly, our marketing efforts were dependent on the activities of third parties. In addition, we believe our technology has been broadly infringed by other participants in our primary market as discussed elsewhere in this registration statement, reducing the competitive advantage of our technologies. We believe these factors hindered our sales efforts, particularly in our primary market.

In 2011, through analysis of conference papers and tear down reports, we concluded that Qualcomm’s ICs were infringing our d2d technology. Based on our belief that our d2p technology is widely-deployed in the mobile handset market as a result of infringement of our patents, we began to more vigorously pursue an intellectual property licensing strategy. Despite the decision of the circuit court in the Qualcomm I Action, we continue to believe that certain of our technologies have wide-spread application in the industry and plan to continue to vigorously pursue the successful commercialization of those technologies through every means available to us. In addition, we began to shift our primary target market for products, redirecting our product development efforts towards internally developed IC component products that targeted less integrated markets than the mobile handset market.

Strategy

We have a three-part growth strategy for commercializing our innovations that includes intellectual property licensing and/or product ventures, intellectual property enforcement, and product and component development, manufacturing and sales.

•	Intellectual Property Licensing and Product Ventures. In 2014, we launched a licensing/product venture campaign to explore licensing and joint product development opportunities with wireless communications companies that make, use or sell chipsets and/or products that incorporate RF. We believe there are a number of communications companies that can benefit from the use of the RF technologies we have developed, whether through a license or, in certain cases, a joint product venture that would include licensing rights. During 2014 and 2015, 3LP Advisors, LLC, or “3LP,” managed our licensing operations under a licensing services agreement with us, largely on a commission basis. We terminated our agreement with 3LP effective December 31, 2015, but continue to commit both internal and external resources toward our licensing effort.

•	Intellectual Property Enforcement. We are also involved in litigation against others in order to protect and defend our intellectual property rights. We are currently involved in a number of patent infringement cases against Qualcomm, as well as certain of their customers, for the unauthorized use of certain of our patents. Refer to “Litigation” above for a complete discussion of these proceedings.

•	Product and Component Sales. Our product development and marketing efforts are focused on our RF technologies in communications industries that do not use highly integrated semiconductors, such as infrastructure, industrial and military applications. In 2014, we established a network of sales representatives throughout the U.S. and Asia and also initiated production of component products in order to provide inventory to support our sales efforts. These component products, which use our patented technology, are also being used in the internal development of a consumer-based product line that is expected to launch in 2016.

Since 2005, we have generated no royalty revenue from our RF technologies and nominal product and services revenue. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully enforce and defend our intellectual property rights, secure new product and/or licensing customers for our technologies, and successfully support those customers in completing their product designs.

We believe the investments we make in new technology innovations and obtaining intellectual property rights on those innovations are critical business processes and, as such, we have and will continue to devote substantial resources to research and development for this purpose. We protect our intellectual property rights by securing patent protection and, where necessary, defending those patents against infringement by others.

Products and Services

In order to utilize RF technology in a mobile handset or certain other wireless application, RF chipsets must interface with the baseband processor that generates the data to be transmitted and/or received. The development of the interface between the baseband processor and RF chipsets requires a cooperative effort with the baseband provider. As discussed above, we have designed RF chipsets to interface specifically with baseband processors produced by VIA. However, in 2014, we terminated our formal development agreement with VIA.

We anticipate our future business will include licensing of our intellectual property, the joint development and/or sale of integrated circuits and stand-alone components based on our technology for incorporation into wireless devices designed and manufactured by our customers, and the sale of products and components developed and manufactured by us. In addition, from time to time, we may provide engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies. Our technology is capable of being incorporated for any of the mobile handset standards, as well as numerous other applications such as WiFi, Bluetooth, Zigbee, Z-Wave, and GPS. By pursuing both licensing and product opportunities, we believe our technologies can be deployed in multiple markets that incorporate RF transmitters, receivers, and/or transceivers, including mobile handsets, tablets, data cards, femtocells, machine-to-machine, RF identification and infrastructure, among others.

Competitive Position

We operate in a highly competitive industry against companies with substantially greater financial, technical, and sales and marketing resources. Our technologies face competition from incumbent providers of transceivers, such as Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, ST-Ericsson, and others, as well as incumbent providers of power amplifiers, including companies such as Anadigics, RF Microdevices, and Skyworks, among others. Each of our competitors, however, also has the potential of becoming a licensing or product customer for our technologies. Competition in our industry is generally based on price and technological performance.

To date, we are unaware of any competing or emerging RF technologies that provide all the simultaneous benefits that our technology enables. Our unique technologies process the RF carriers in a more optimal manner than traditional technologies, thereby allowing the creation of handsets and other products that have extended battery life, lower operating temperatures, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs. Our technologies provide such attractive benefits, in part, because of their unique circuit architectures which enable highly accurate transmission and reception of RF carriers that use less power than traditional architectures and components, thereby extending battery life, reducing heat and enabling certain size, cost, performance, and packaging advantages.

We believe the most significant hurdle to the licensing and/or sale of our technologies and products is the widespread use of our technologies in infringing products produced by companies with significantly greater financial, technical and sales and marketing resources. In some cases, the disruptive nature of our technologies and our lack of tenure in the markets we are targeting provide further hurdles to adoption. We believe we can gain adoption, and therefore compete, based on a solid and defensible patent portfolio and the advantages enabled by our unique circuit architectures. Our circuit architectures are capable of being compliant with all current mobile phone and numerous other wireless industry standards and can be configured to accept all standard baseband data interfaces with the cooperation of the baseband processor providers. In addition, we believe that one or more of our technology’s abilities to provide improved power efficiencies, highly accurate RF carrier waveforms, reduced cost, smaller form factors and better manufacturing yields, provides a solution to existing problems in applications for 3G and 4G standards and beyond that the mobile wireless industry is seeking to solve, as well as in other applications where we believe our technologies can provide an attractive solution.

Production and Supply

In 2014, we initiated production of certain component products in order to provide inventory to support our sales efforts. The integrated circuits which incorporate our RF technologies are produced through fabrication relationships with IBM Microelectronics, or “IBM,” using a silicon germanium process. From time to time, we have also produced certain prototype integrated circuits through a fabrication relationship with Taiwan Semiconductor Manufacturing Company Limited, or “TSMC,” using a CMOS semiconductor process. We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs. In addition, our integrated circuits have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences. In instances where our customer licenses our intellectual property, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States, or “U.S.,” and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of September 30, 2015, we had 184 U.S. and 88 foreign patents related to our RF technologies. In addition, we have approximately 45 U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of issued patents have expirations ranging from 2018 to 2032.

From time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own integrated circuits as supporting components that are peripheral to our core technologies. We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.

Research and Development

For the nine months ended September 30, 2015 and the years ended December 31, 2014, 2013, and 2012 we spent approximately $4.5 million, $8.5 million, $10.4 million, and $8.4 million, respectively, on Company-sponsored research and development activities. Our research and development efforts have been, and are expected to continue to be, devoted to the development and advancement of RF technologies, including the development of prototype integrated circuits and related products for proof of concept purposes, the development of production-ready silicon samples, reference designs, and products for specific applications, and the creation of test programs for quality control testing of our chipsets and/or products.

Employees

As of September 30, 2015, we had 21 full-time and 2 part-time employees, of which 11 are employed in engineering research and development, 3 in sales and marketing, and 9 in executive management, finance and administration. Our employees are not represented by a labor union. We consider our employee relations satisfactory.

The Offering

Common stock to be offered by the selling shareholders	10,859,023
Background of the offering	The shares were sold by us in a private placement consummated on December 23, 2015. See “Selling Shareholders” beginning on page 14 of this prospectus.
Use of proceeds
All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. See “Use of Proceeds” beginning on page 13 of this prospectus.

Nasdaq Capital Market symbol	PRKR
Risk Factors
See “Risk Factors” beginning on page 8 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and included in or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our independent registered certified public accounting firm has included in their audit opinion on our financial statements as of and for the year ended December 31, 2014 a statement with respect to substantial doubt regarding our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at September 30, 2015, was approximately $327 million. Our net loss for the nine months ended September 30, 2015 and for the fiscal year ended December 31, 2014 was approximately $13.8 million and $23.6 million, respectively. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We will continue to make expenditures on patent protection and enforcement, research and development, marketing, and general operations in order to secure and fulfill any contracts that we achieve for the sale of our products or technologies. Our revenues in 2015 will not bring the Company to profitability and our current capital resources will not be sufficient to sustain our operations through 2016. If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We will need additional capital in the future. Failure to raise such additional capital will prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time. We anticipate that our business plan will continue to require significant expenditures for patent protection and enforcement, research and development, marketing, and general operations. Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs may jeopardize our operations and future growth plans. Our current capital resources include cash and available for sale securities of $1.7 million at September 30, 2015 and approximately $2.1 million in net proceeds from our December 2015 sale of shares of common stock as described in this prospectus. These capital resources will not be sufficient to meet our working capital needs for 2016 and we will require additional capital to fund our operations. Financing, if any, may be in the form of debt, contingent fee arrangements, or additional sales of equity securities, including common or preferred stock. The incurrence of debt or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. Contingent fee arrangements may result in a significant reduction in net earnings from litigation and/or licensing activities. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from patent enforcement actions or the sale or license of our products or technologies, additional funding, reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable. However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future. If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, as in the case of the Qualcomm I Action, we may suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. In the Qualcomm I Action, the appellate court upheld the district court’s determination of non-infringement and furthermore found that ten of the eleven patent claims in the case were invalid. As a result of this action or other similar events, there could be an adverse impact on our financial condition and business prospects. Furthermore, defending against challenges to our patents has, and may continue to give rise, to material costs for defense and divert resources away from our other activities.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue our patent infringement litigations against Qualcomm and others. We believe these litigations, and others that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time. There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us, as in the case of the Qualcomm I Action. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter. Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects. Furthermore, any litigation-based awards collected will be subject to contingency payments to legal counsel and/or funding parties which will reduce the amount retained by us.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents. For instance, the U.S. recently enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first to file” system and that alter the processes for challenging issued patents. To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the microelectronics industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, in the nine months ended September 30, 2015 and in the fiscal years December 31, 2014 and 2013, we spent approximately $4.5 million, $8.5 million and $10.4 million, respectively, on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

Our business is highly reliant on our business relationships with baseband suppliers for support of the interface of their product to our technology and the support of our sales and marketing efforts to their customers, the failure of which will have an adverse impact on our business.

The successful commercialization of our products will be impacted, in part, by factors outside of our control including the success and timing of product development and sales support activities of the suppliers of baseband processors with which our products interface. Delays in or failure of a baseband supplier’s product development or sales support activities will hinder the commercialization of our products which will have an adverse impact on our ability to generate revenues and recover development expenses.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure of these business relationships will limit the commercialization of our products and technologies which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer and Mr. David Sorrells as our chief technology officer. If either of their services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the Company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. Because of Mr. Sorrells’ technical expertise, the loss of his services could have an adverse impact on our research, technical support, and enforcement activities and impede the execution of our business plan. If either Mr. Parker or Mr. Sorrells were no longer available to the company, investors might experience an adverse impact on their investment. We currently have employment agreements with and maintain key-employee life insurance for our benefit for both Mr. Parker and Mr. Sorrells.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

At September 30, 2015, we had 99,880,279 shares of common stock outstanding and had 13,845,021 options, warrants, and restricted share units, or “RSUs,” outstanding for the purchase and/or issuance of additional shares of common stock. Of these outstanding equity instruments, 12,963,248 were exercisable as of September 30, 2015. The majority of the shares of common stock underlying these securities is registered for sale to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between January 1, 2014 and December 31, 2015, the reported high and low sales prices for our common stock ranged between $0.15 and $5.80 per share. The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control. These factors include, but are not limited to, developments in outstanding litigations, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions. Such volatility could materially and adversely affect the market price of our common stock in future periods.

The bid price of our common stock is below the minimum requirement for the NASDAQ Capital Market and there can be no assurance that we will be able to regain compliance with the minimum bid price requirement for trading on that market or another national securities exchange.

Since April 21, 2015, we have not been in compliance with the NASDAQ minimum bid price requirement of $1. We have been afforded until April 18, 2016 to regain compliance. We intend to actively monitor the bid price for our common stock between now and April 18, 2016, and will consider all available options to regain compliance with the NASDAQ minimum bid price requirement. There can be no assurance, however, that we will be able to do so, or that we will be able to maintain compliance with NASDAQ’s other continued listing standards. If we are unable to regain compliance with the minimum bid price requirement, or maintain compliance with the other continued listing standards, our common stock may no longer be listed on NASDAQ or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements. We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future. Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 20, 2015, the board of directors extended our shareholder protection rights plan, pursuant to which we have issued rights to acquire fractional shares of preferred stock. The rights are attached to our shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. Examples of forward-looking statements include, among others, statements we make regarding: expected operating results; anticipated levels of capital expenditures; product development and commercialization; litigation; and strategies for risk management, intellectual property protection and capturing intellectual property value.

These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including as a result of the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	our history of losses;

•	our need for additional capital;

•	the pace of technological change in our industry;

•	our ability to gain commercial acceptance of our products;

•	our ability to protect our intellectual property;

•	the outcome of litigation related to our intellectual property;

•	the effect of competition from other technologies;

•	our reliance on baseband suppliers in commercializing our products;

•	our dependence on key business and sales relationships; and

•	our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 10,859,023 shares of our common stock.

The table below presents information regarding the selling shareholders, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of common stock each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership		Shares	Beneficial Ownership
	Before Offering (1)		Offered	After Offering
Selling Shareholder	Shares	Percent	Hereby	Shares	Percent
Alden Global Value Recovery Master Fund LP	4,614,488	4.2%	4,450,931	163,557	*

Vantagepoint Discovery Fund (2)	1,612,120	1.5%	906,252	705,868	*

Turnpike Limited	952,027	*	812,227	139,800	*

John C. Lipman	736,842	*	736,842	0	*

Robert Kassel	1,957,895	1.8%	657,895	1,300,000	1.2%

Pinnacle Family Office Investments, L.P. (3)	2,027,115	1.8%	526,316	1,500,799	1.4%

Richard C. Lehman and Michele Dee-Hwa Koo	526,316	*	526,316	0	*

Hartford Capital Appreciation HLS Fund (2)	5,366,894	4.9%	446,121	4,920,773	4.5%

TELUS Foreign Equity Active Alpha Pool (2)	671,082	*	358,340	312,742	*

Walter S. Grossman	342,105	*	342,105	0	*

William F. Hartfiel III	263,158	*	263,158	0	*

	Beneficial Ownership		Shares	Beneficial Ownership
	Before Offering (1)		Offered	After Offering
Selling Shareholder	Shares	Percent	Hereby	Shares	Percent
Lewis H. Titterton	556,764	*	263,158	293,606	*

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Real Total Return Portfolio (2)	617,052	*	173,537	443,515	*

Kevin Harris	131,579	*	131,579	0	*

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Real Total Return II Portfolio (2)	314,351	*	87,458	226,893	*

TELUS Foreign Equity Active Beta Pool (2)	149,514	*	67,044	82,470	*

Renaissance Global Small-Cap Fund (2)	86,937	*	46,237	40,700	*

Advanced Series Trust - AST Wellington Management Real Total Return Portfolio (2)	31,780	*	31,780	0	*

Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Real Total Return Portfolio (2)	96,866	*	31,727	65,139	*

*	Less than 1%.

(1)	The information in the table is based on information supplied to us by the selling shareholders. The percentages of ownership are calculated based on 110,151,801 shares outstanding as of December 31, 2015. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling shareholder has voting or dispositive power, including any shares that the selling shareholder has the right to acquire within 60 days of December 31, 2015.

(2)	Wellington Management Company LLP, or “Wellington,” is the investment advisor to this entity. Wellington is an investment adviser registered under the Investment Advisors Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP, or “Wellington Management.” Wellington and Wellington Management may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entity named in the table or a nominee on its behalf. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington and Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(3)	Pinnacle Family Office, LLC, or “Pinnacle Office,” is the general partner of Pinnacle Family Office Investments, LP. Barry Kitt, as manager of Pinnacle Office, holds voting and investment power over these securities.

On December 23, 2015, we sold an aggregate of 10,859,023 shares of our common stock in a private placement solely to accredited investors at a purchase price of $0.19 per share, for gross proceeds of approximately $2,063,000. Based on representations to us in the purchase agreement for the private placement, none of the purchasers had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes. We agreed to register for resale the shares sold in the private placement. Accordingly, this prospectus covers the resale of such shares. We committed to cause the registration statement of which this prospectus forms a part to become effective by March 7, 2016 (or, in the event of a “full review” by the SEC, March 22, 2016). However, if we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, we will cause the registration statement to become effective on the fifth trading day following such notice. The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including failure by us to cause the registration statement to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by a purchaser in the private placement for the shares affected by the event that are still held by the purchaser upon the occurrence of the event (or 5% upon the first occurrence of certain specified events), and monthly thereafter, up to a maximum of 10% per event and an aggregate maximum of 30%.

As part of the private placement, on December 23, 2015, we sold an aggregate of 208,333 shares of common stock to Papken der Torrosian, a member of our board of directors, for $0.24 per share, the closing bid price of our common stock immediately preceding our entry into the subscription agreement with Mr. Torossian, for gross proceeds of approximately $50,000. The resale of such shares is not included in this prospectus.

Other than as described in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns 250,000 shares of our common stock. Such shares have an aggregate value of $67,500 based on the closing sale price of our common stock on January 15, 2016.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 16, 2015);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 (filed on May 11, 2015), June 30, 2015 (filed on August 10, 2015) and September 30, 2015 (filed on November 9, 2015);

•	Current Reports on Form 8-K dated January 15, 2015 (filed on January 16, 2015), April 21, 2015 (filed on April 21, 2015), June 8, 2015 (filed on June 11, 2015), June 19, 2015 (filed on June 19, 2015), July 31, 2015 (filed on July 31, 2015), November 20, 2015 (filed on November 20, 2015), December 18, 2015 (filed on December 21, 2015), December 23, 2015 (filed on December 23, 2015), December 31, 2015 (filed on December 31, 2015), and January 15, 2016 (filed on January 19, 2016);

•	Proxy Statement dated May 5, 2015, used in connection with the annual meeting of shareholders on June 15, 2015; and

•	Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005, as amended on November 20, 2015, registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.